Exhibit 3.1

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU

Statement with Respect to Shares
Domestic Business Corporation
(15 Pa.C.S. § 1522)

Name	Document will be returned to the
name and address you enter to
Mark Worley	the left.
Address	ï

1017 Mumma Road, Suite 302
City State Zip Code

Lemoyne PA 17043

Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1. The name of the corporation is: Union National Financial Corporation

2.      Check and complete one of the following:

☐	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

☑	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.

3.
The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is  5,000 shares.

DSCB:15-1522-2

4.	The resolution was adopted by the Board of Directors or an authorized committee thereon on: September 15, 2009

5.
Check, and if appropriate complete, one of the following:

☑ The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.
☐ The resolution shall be effective on:  __________ at ___________.
                         Date                         Hour

IN TESTIMONY WHEREOF, the undersigned
corporation has caused this statement to be signed by a
duly authorized officer thereof this

15th day of September, 2009.

 Union National Financial Corporation
                      Name of Corporation
/s/ Mark D. Gainer
      Signature
Chairman, President, and CEO
          Title

Exhibit A

CERTIFICATE OF DESIGNATIONS
OF
5% NON-CUMULATIVE NON-VOTING CONVERTIBLE
PERPETUAL PREFERRED STOCK, SERIES A
OF
UNION NATIONAL FINANCIAL CORPORATION

Union National Financial Corporation (the “Company”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, hereby certifies that pursuant to the provisions of Sections 1521 and 1522 of the Pennsylvania Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”), its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation of the Company, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, convertibility, dissolution or the distribution of assets or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Pennsylvania Business Corporation Law; and

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock to be designated the 5% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series A, of the Company and the number of shares constituting such series of preferred stock; and

WHEREAS, the Board of Directors intends that the 5% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series A, will qualify as Tier 1 capital for purposes of regulatory capital requirements as determined by the Board of Governors of the Federal Reserve System.

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the 5% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series A, and the relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the 5% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series A, or the holders thereof are as follows:

1. DEFINITIONS.

“BOARD OF DIRECTORS” shall mean the Board of Directors of the Company or an authorized committee thereof.

“BUSINESS DAY” means any day except Saturday, Sunday, and any day on which banking institutions in the Commonwealth of Pennsylvania generally are authorized or required by law or other governmental actions to close.

“CAPITAL STOCK” shall mean the capital stock of the Company, whether designated as common, preferred or otherwise.

“CHANGE OF CONTROL AGREEMENT” shall mean any agreement providing for (i) any merger or consolidation of the Company with or into another company, in which less than 50% of the issued and outstanding shares of common stock of the surviving entity are held by shareholders who were, immediately prior to such transaction, common shareholders of the Company, or (ii) any acquisition of common stock of the Company by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as a result of which the acquiring person or group becomes the owner (directly or indirectly) of more than 50% of the outstanding shares of common stock of the Company.

“COMMON STOCK” shall mean the Common Stock, par value $0.25 per share, of the Company.

“COMPANY” shall have the meaning set forth in the preamble hereto.

“CONVERSION DATE” shall be the date on which the certificates of Series A Preferred Stock are delivered for conversion into shares of common stock in accordance with Section 11 hereof.

“CONVERSION PRICE” shall be the price per share of Common Stock into which the Series A Preferred Stock may be converted as determined by Section 11 and as adjusted by Section 12 hereof.

“DIVIDEND PAYMENT DATE” shall have the meaning set forth in Section 4 hereof.

“DIVIDEND RATE” shall mean 5% per annum, calculated on the basis of four equal quarters of 90 days each without regard for the actual number of days elapsed.

“FAIR MARKET VALUE” is the average bid and ask price on the trading day immediately preceding the Conversion Date.

“FEDERAL RESERVE BOARD” shall mean the Board of Governors of the Federal Reserve System.

“LIQUIDATION PREFERENCE” shall mean $1,000 with respect to each share of 5% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series A.

“PARITY SHARES” shall mean any issued and outstanding Capital Stock of the Company ranking pari passu with the Series A Preferred Stock.

“PERSON” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“REDEMPTION DATE” shall have the meaning set forth in Section 8(a) hereof.

“SERIES A PREFERRED STOCK” shall have the meaning set forth in Section 2 hereof.

“SUBSIDIARY” of any Person shall mean any corporation or other entity of which a majority of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

2. DESIGNATION; NUMBER OF SHARES.

The designation of the preferred stock authorized by this resolution shall be “5% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series A”, consisting of 5,000 shares, par value $0.25 per share (hereinafter referred to as the “Series A Preferred Stock”).

3. RANKING.

Series A Preferred Stock shall rank, with respect to the payment of dividends and with respect to distributions, whether upon liquidation, dissolution, winding up or otherwise, (i) senior to the Common Stock of the Company and to all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank junior to the Series A Preferred Stock, (ii) equally with every other class or series of Capital Stock from time to time issued and outstanding which is not Common Stock of the Company and which is not specifically made senior to or subordinate to the Series A Preferred Stock as to dividends or distributions and (iii) junior to the Company’s and its Subsidiaries’ subordinated debt, trust preferred securities and all classes or series of equity securities issued by the Company which provide that the terms of the equity securities shall rank senior to the Series A Preferred Stock.

4. DIVIDENDS.

(a) So long as any shares of Series A Preferred Stock shall be outstanding, the holders of such Series A Preferred Stock shall be entitled to receive out of funds legally available therefore, when, as, and if declared by the Board of Directors (which shall be at the Board of Directors’ discretion), non-cumulative dividends in cash at the Dividend Rate on the Liquidation Preference hereunder, with each aggregate payment to each record holder of the Series A Preferred Stock being rounded down to the nearest cent. Dividends, if declared, will be payable quarterly on January 31, April 30, July 31, and October 31 of each year (each a “Dividend Payment Date”). In the case of the dividend payable on the first Dividend Payment Date, such dividend shall be pro rated based on the number of days elapsed from the date of purchase to the first Dividend Payment Date over a quarterly dividend period of ninety (90) days. If a Dividend Payment Date is not a Business Day, dividends (if declared) on the Series A Preferred Stock shall be paid on the immediately preceding Business Day. A dividend period with respect to the current Dividend Payment Date is the period commencing on the immediately preceding Dividend Payment Date and ending on the day immediately prior to the next successive Dividend Payment Date. Each such dividend shall be payable to holders of record of the Series A Preferred Stock as they may appear on the books and records of the Company on such record dates, which shall be not more than thirty (30) nor less than fifteen (15) days preceding the applicable Dividend Payment Date, as fixed by the Board of Directors or a duly authorized committee thereof.

(b) Dividends on the Series A Preferred Stock will be non-cumulative. If the Board of Directors does not declare a dividend payable on a Dividend Payment Date in respect of the applicable dividend period, then the holders of such Series A Preferred Stock shall have no right to receive a dividend in respect of such dividend period and the Company will have no obligation to pay the dividend which otherwise may have been payable for such quarterly dividend period or to pay any interest thereon, whether or not dividends on such Series A Preferred Stock are declared for any future quarterly dividend period.

(c) So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not declare, set apart or pay any cash, stock or in-kind dividend or distribution on, or redeem, purchase, set apart or otherwise acquire, shares of Common Stock or of any other class or series of Capital Stock of the Company ranking junior to the Series A Preferred Stock as to dividends or distributions (whether upon liquidation, dissolution, winding up or otherwise), unless (i) all dividends on the Series A Preferred Stock for the five (5) quarterly dividend periods ending on the immediately preceding Dividend Payment Date (or, if the Series A Preferred Stock has been outstanding for a shorter time, for all prior dividend periods) shall have been paid or are paid contemporaneously and the full quarterly dividend for the then current dividend period has been or is contemporaneously declared and set apart for payment, and (ii) the Company has not defaulted in the payment of the redemption price of any shares of Series A Preferred Stock called for redemption; provided, that the foregoing shall not prohibit dividends paid or other distributions made in Capital Stock of the Company ranking junior to the Series A Preferred Stock as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise), or a conversion or exchange for Capital Stock of the Company ranking junior to the Series A Preferred Stock as to dividends and distributions (whether upon liquidation, dissolution, winding up or otherwise).

(d) If dividends are not paid in full on the Series A Preferred Stock and other Parity Shares, the holders of the Series A Preferred Stock and of such other Parity Shares will share ratably in any such payment of dividends in proportion to the full dividend preferences to which each is entitled.

5. LIQUIDATION RIGHTS OF SERIES A PREFERRED STOCK.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then issued and outstanding shall be entitled to receive, with respect to each share of the Series A Preferred Stock, out of assets of the Company legally available for distribution therefor, after satisfaction of the preferences of any Capital Stock that is senior to the Series A Preferred Stock, the per share Liquidation Preference, plus an amount equal to declared but unpaid dividends, if any, prior to any payment to the holders of the Company’s issued and outstanding Common Stock or of any other issued and outstanding Capital Stock that, in accordance with the provisions of Section 3 hereof, is junior to the Series A Preferred Stock. After payment of the full amount of the Liquidation Preference and dividends which have been declared but unpaid, the holders of shares of Series A Preferred Stock and Parity Shares will not be entitled to any further participation in any distribution of assets of the Company.

(b) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the  Company legally available for distribution to the holders of the issued and outstanding shares of Series A Preferred Stock and any other Parity Shares are insufficient to pay the full per share Liquidation Preference of the Series A Preferred Stock and the Parity Shares plus an amount equal to the declared but unpaid dividends, if any, on such shares, the holders of the Series A Preferred Stock and the Parity Shares shall participate ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences and dividends which have been declared but unpaid, if any, to which each is entitled.

(c) Neither the consolidation or merger of the Company with any other entity, nor any sale, lease or conveyance of all or any part of the property or business of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.

6. VOTING RIGHTS.

Except as otherwise may be required by law, the Series A Preferred Stock shall not be entitled to any voting rights with respect to the affairs of the Company.

7. OPTIONAL REDEMPTION.

(a) Holders of Series A Preferred Stock shall have no right to require the Company to redeem shares of Series A Preferred Stock.

(b) Shares of Series A Preferred Stock may be redeemed by the Company, in whole or in part, at any time and from time to time, at the redemption price set forth below, plus an amount equal to declared but unpaid dividends, if any, to the date fixed for redemption.

Redemption Period	Redemption Price per Share
September 15, 2009 through September 14, 2010	$1,025
September 15, 2010 through September 14, 2011	$1,020
September 15, 2011 through September 14, 2012	$1,015
September 15, 2012 through September 14, 2013	$1,010
September 15, 2013 through September 14, 2014	$1,005
On or after September 15, 2014	$1,000

(c) The shares of Series A Preferred Stock may not be redeemed by the Company without the prior written consent of the Federal Reserve Board, if then required.

(d) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, such redemption will be pro rata, such that the proportion of shares redeemed from each record holder is the same as the aggregate number of shares being redeemed bears to all issued and outstanding shares of the Series A Preferred Stock and Parity Shares.

(e) Each aggregate payment of the redemption price to each record holder of the Series A Preferred Stock will be rounded down to the nearest whole cent.

8. PROCEDURE FOR REDEMPTION.

(a) In the event that the Company shall elect to redeem shares of the Series A Preferred Stock pursuant to Section 7 hereof, the Company shall mail a notice of any proposed redemption to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their address of record, not less than thirty (30) nor more than sixty (60) days prior to the date for redemption elected by the Company in such notice (each such date a “Redemption Date”); provided, however, that failure to give such notice or any defect therein or in the mailing records thereof shall not affect the validity of the proceedings for the redemption of any shares to be redeemed except as to the holder to whom the Company has failed to give such notice or to whom such notice was defective. The notice of redemption to each holder of shares of Series A Preferred Stock will specify the number of shares of Series A Preferred Stock to be redeemed, the Redemption Date, the redemption price payable to the holder upon redemption, the place or places where certificates for the Series A Preferred Stock are to be surrendered for the payment of the redemption price, and shall state that from and after the Redemption Date the right to receive dividends on those shares will cease. In the event that the Company chooses to redeem less than all the shares owned by a holder, the notice shall also specify the number of shares of Series A Preferred Stock of the holder that will be redeemed. If fewer than all of the issued and outstanding shares of Series A Preferred Stock are to be redeemed, such redemption will be pro rata, such that the proportion of shares redeemed from each record holder is the same as the aggregate number of shares being redeemed bears to all issued and outstanding shares of the Series A Preferred Stock and Parity Shares.  Upon the sending of any notice of redemption, and after receipt of approval from the Federal Reserve Board and in accordance with any procedures specified therein, the Company shall become obligated to redeem on the applicable Redemption Date all such shares of Series A Preferred Stock called for redemption and the Company shall take all steps necessary to pay the Redemption Price on the Redemption Date.

(b) Notice having been mailed as aforesaid, from and after the Redemption Date, unless the Company defaults in the payment in full of the redemption price, the right to receive dividends on the Series A Preferred Stock called for redemption shall cease on the Redemption Date, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price on presentation and surrender of the respective certificates representing the redeemed shares) shall cease on the Redemption Date. In the event that the Company redeems less than all the shares represented by any certificate, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

(c) After the redemption of any shares of the Series A Preferred Stock, the redeemed shares will have the status of authorized but unissued shares of preferred stock, without designation as to class or series, until such shares are once more designated as part of a particular class or series by the Company.

9. FORM OF CERTIFICATE FOR SERIES A PREFERRED STOCK; TRANSFER AND REGISTRATION.

(a) The Series A Preferred Stock shall be issued in registered form only. The Company may treat the record holder of a share of Series A Preferred Stock, including the Depository Trust Company and its nominee and any other holder that holds such share on behalf of any other Person, as such record holder appears on the books of the registrar for the Series A Preferred Stock, as the sole owner of such shares for all purposes.

(b) The transfer of a share of Series A Preferred Stock may be registered upon the surrender of the certificate evidencing the share of Series A Preferred Stock to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the Company’s transfer agent.

(c) Registration of transfers of shares of Series A Preferred Stock will be effected without charge by or on behalf of the Company, but payment (or the giving of such indemnity as the Company’s transfer agent may require) may be required of holders with respect to any tax or other governmental charges which may be imposed with respect to such transfer.

(d) The Company will not be required to register the transfer of a share of Series A Preferred Stock after a notice of redemption has been issued by the Company in accordance with Section 8 hereof.

10. PREEMPTIVE AND SUBSCRIPTION RIGHTS.

The holders of Series A Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Company.

11. CONVERSION.

(a) General. Subject to, and upon compliance with, the provisions of this Section 11, whole shares of Series A Preferred Stock, at the option of the holder, may be converted into validly issued, fully paid and non-assessable shares of Common Stock at the Conversion Price, subject to prior approval of the Federal Reserve Board, if then required. The Company shall not be obligated to convert anything less than whole shares of Series A Preferred Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be determined by dividing (1) the Liquidation Preference of such whole shares of Series A Preferred Stock as of the Conversion Date by (2) the Conversion Price in effect at the close of business on the Conversion Date (rounded down to the nearest whole number). Any dividends declared but unpaid with respect to the Series A Preferred Stock as of the Conversion Date shall be paid to the holder in cash.

(b) Conversion Upon Notice of Redemption. If any shares of Series A Preferred Stock shall be called for redemption, the right to convert the shares designated for redemption into Common Stock at the Conversion Price shall terminate at the close of business on the 10th day following the date of issuance of the notice of redemption under Section 8 hereof (or the next succeeding business day, if the 10th day is not a business day) unless the Company defaults in the payment of the redemption price. In the event of default in the payment of the redemption price, the right to convert the shares designated for redemption into Common Stock at the Conversion Price shall terminate at the close of business on the business day immediately preceding the date that such default is cured.

(c) Conversion Price. The Conversion Price is as follows:

Conversion Date:	Conversion Price per Share
September 15, 2009 through September 14, 2010	$4.00
September 15, 2010 through September 14, 2011	$6.25
September 15, 2011 through September 14, 2012	$7.50
September 15, 2012 through September 14, 2013	$8.75
On or After September 15, 2013	$10.00

(d) Fractions of Shares. The Company shall not issue fractional shares of Common Stock upon conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock.

(e) Exercise of Conversion Privilege. The holder of shares of Series A Preferred Stock may exercise a conversion right by delivering to the Company’s transfer agent the certificate or certificates for the whole shares of Series A Preferred Stock to be converted to Common Stock, duly endorsed or assigned in blank accompanied by a written notice stating that the holder elects to convert such shares into Common Stock and stating the name or names (with address) in which the shares of Common Stock are to be issued. The Conversion Date shall be the date upon which the Company’s transfer agent has received the endorsed certificates and the election to convert. Promptly thereafter, the Company’s transfer agent shall issue the number of validly issued, fully-paid, and non-assessable shares of Common Stock to which the holder of Series A Preferred Stock is entitled, register the shares of Common Stock in the names provided in the notice of conversion and issue a check representing the value of any fractional share as provided in Section 11(d) and any declared but unpaid dividends as provided in Section 11(a). The person(s) in whose name the shares of Common Stock are registered shall be deemed to have become a record holder of such Common Stock as of the Conversion Date.

(f) Notice of Adjustment of Conversion Price. Whenever the Conversion Price is required to be adjusted in accordance with Section 12, the Company shall compute the adjusted Conversion Price in accordance with Section 12 and prepare a certificate signed by the Treasurer or Chief Financial Officer of the Company setting forth the adjusted Conversion Price and describing the facts upon which such adjustment is based.  Such certificate shall be filed with the Company’s transfer agent and a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall be mailed by the Company at its expense to all holders of Series A Preferred Stock at their last addresses as they shall appear in the Company’s stock register within thirty (30) days of the filing of such certificate with the Company’s transfer agent.

(g) Company to Reserve Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all issued and outstanding shares of Series A Preferred Stock.

Before taking any action adjusting the Conversion Price as provided in Section 12 that would cause the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock to exceed (when taken together with all other issued and outstanding shares of Common Stock) the number of shares of Common Stock that the Company is authorized to issue, the Company shall take any corporate action that, in the opinion of its counsel, is necessary in order that the Company legally may issue the number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of all the issued and outstanding shares of Series A Preferred Stock at such adjusted Conversion Price.

(h) Taxes on Conversions. The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of Series A Preferred Stock pursuant hereto. The Company, however, shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

(i) Cancellation of Converted Series A Preferred Stock. Certificates representing shares of Series A Preferred Stock which have been delivered to the Company’s transfer agent with a notice of conversion and which have been converted to Common Stock in accordance with this Section 11 shall be cancelled.

12. ADJUSTMENT TO CONVERSION PRICE.

(a)  Adjustment for stock dividends, stock splits, reverse stock splits and reclassifications.  If the Company shall do any of the following:

1.	Declare a dividend in shares of Common Stock with a record date prior to a Conversion Date;

2.	Resolve to combine the issued and outstanding shares of Common Stock into a smaller number of shares of Common Stock prior to a Conversion Date;

3.	Resolve to effect a split or subdivide the issued and outstanding shares of Common Stock with a record date prior to a Conversion Date; or

4.	Reclassify the issued and outstanding shares of Common Stock prior to a Conversion Date;

then, in any such event, the number of shares of Common Stock into which an outstanding share of Series A Preferred Stock is to be converted shall be adjusted so that each share of Series A Preferred Stock shall be converted into such number of shares of Common Stock relative to the total shares of outstanding Common Stock as such share would have been convertible if the Conversion Date had occurred prior to the happening of such event.  By way of illustration, if the Company declares a stock dividend of 5% payable with respect to a record date on or prior to a Conversion Date of any issued and outstanding shares of Series A Preferred Stock, the Conversion Price shall be adjusted downward such that the total shares of Common Stock into which a share of Series A Preferred Stock is convertible increases by 5%.

(b)  Adjustment for Change of Control Agreement.  In the event that, prior to a Conversion Date, the Company enters into an Change of Control Agreement pursuant to which shares of issued and outstanding Common Stock would be converted into shares or other securities or obligations of another corporation, the Company agrees that proper provision shall be made in such agreement so that each issued and outstanding share of Series A Preferred Stock shall be convertible into such number of shares or other securities or amounts or obligations of such other corporation as the shares of Series A Preferred Stock would have been convertible if the Conversion Date had occurred immediately prior to the effective date of such agreement.

13. LIMITATION ON CONVERSION.

(a)  Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 11 hereof to the extent, but only to the extent, that receipt of all common stock due upon conversion would cause (1) such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock issued and outstanding at the Conversion Date, or (2) such converting holder (or persons “acting in concert” within the meaning of the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder) to own, control, or hold the power to vote more than 9.9% of the Common Stock issued and outstanding at the Conversion Date.

(b)  Except as provided in subsection (c), any issuance, registration and delivery of shares of Common Stock upon a purported conversion of Series A Preferred Stock shall be void and have no effect and such shares shall for all purposes continue to represent outstanding shares of Series A Preferred Stock to the extent (but only to the extent) that such delivery would result in (1) the converting holder becoming the beneficial owner as defined in subsection (a) of more than 9.9% of the shares of Common Stock issued and outstanding at the Conversion Date or (2) the converting holder (or persons acting in concert as defined in subsection (a)) owning, controlling, or holding the power to vote 9.9% of the shares of Common Stock issued and outstanding at the Conversion Date.

(c) The issuance, registration, and delivery of shares of Common Stock upon a purported conversion of Series A Preferred Stock shall not be void under subsection (b) if, at any time after the Conversion Date, the purported owner of the Common Stock delivers a notice satisfactory to the Company advising that issuance, delivery and registration of the Common Stock would not result (1) in the purported owner becoming the beneficial owner (as defined in subsection (a)) of more than 9.9% of the shares of Common Stock issued and outstanding as of the date of the notice to the Company described herein or (2) in the purported owner (or persons acting in concert as defined in subsection (a)) owning, controlling, or holding more than 9.9% of the shares of Common Stock issued and outstanding as of the date of the notice to the Company described herein.

(d) The Company, in its sole discretion, may waive any of the provisions of this Section 13 upon confirmation of receipt of approval from of the Federal Reserve Board that a holder (or persons acting in concert as defined in subsection (a)) of shares of Series A Preferred Stock who has delivered share certificates and a notice of conversion to the Company’s transfer agent may own, control or hold more than 9.9% of the shares of Common Stock issued and outstanding.

[Signature Page Follows]

IN WITNESS WHEREOF, UNION NATIONAL FINANCIAL CORPORATION has caused this Certificate of Designations to be signed by Mark D. Gainer, its Chairman, President and CEO, and Michael D. Peduzzi, its Treasurer and CFO, this 15th day of September, 2009.

Union National Financial Corporation

By:	/s/ Mark D. Gainer
Mark D. Gainer, Chairman, President and
CEO

/s/ Michael D. Peduzzi
Michael D. Peduzzi, Treasurer
and CFO